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              The Manufacturers Life Insurance Company (U.S.A.)
                              73 Tremont Street
                               Boston, MA 02108


January 1, 2002


To whom it may concern,

This opinion is written in reference to the flexible premium variable universal life insurance policy (the "Policy") that will be offered and sold by The Manufacturers Life Insurance Company (U.S.A.) (the "Company") with respect to the variable portion for which the Registration Statement on Form S-6 (File No. 333-71312) (the "Registration Statement") is being filed under the Securities Act of 1933, as amended (the "Act").

As Counsel to the Company, I have examined such records and documents and reviewed such questions of law as I deemed necessary for purposes of this opinion.

1. The Company has been duly incorporated under the laws of the state of Michigan and is a validly existing corporation.

2. Separate Account N of The Manufacturers Life Insurance Company (U.S.A.) (the "Variable Life Account") is a separate account of the Company and is duly created and validly existing pursuant to The Insurance Code of 1956.

3. The portion of the assets to be held in the Variable Life Account equal to the reserves and other liabilities under the Policy is not chargeable with liabilities arising out of any other business the Company may conduct.

4. The Policy, when issued in accordance with the prospectus contained in the effective Registration Statement and upon compliance with applicable local law, will be legal and binding obligations of the Company.

I consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the amended Registration Statement on Form S-6.

Very truly yours,

/s/James D. Gallagher

James D. Gallagher
Vice President and General Counsel